Exhibit 10.13

Internal Memo

To:	Brian Webb-Walsh	From:	Ashok Vemuri	Xerox Corporation
			Chief Executive Officer	45 Glover Avenue
			Xerox Services	Norwalk, CT 06856-4505

C:	P. Dowd, D. Ford,	Date:	September 6, 2016
S. Morno-Wade

New Position

Brian, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Conduent, effective upon separation. In the interim, you will be nominated for election as a Corporate Officer of Xerox Corporation at the October 2016 Xerox Board of Director’s meeting.

In light of your new role, your base salary will increase from $295,000 to $450,000, effective October 1, 2016. Your 2016 annual bonus target for the remainder of the year will increase to 75% of your new base salary, also effective October 1, 2016. Your E-LTIP target award value (to be granted during the annual 2017 LTI cycle) will increase to $975,000.

You will also receive a special one-time Restricted Stock Unit award with a value of $250,000 at the time of the initial grant. This award will be effective October 1, 2016. A formal award package will be provided shortly after the grant date.

If elected to Corporate Officer, your stock ownership requirement will increase. Further information on your stock ownership requirement will be sent at that time.

I look forward to your acceptance of this offer and believe you will make significant contributions to Conduent.

If you have any questions, please call Darrell Ford at XXX-XXX-XXXX.

Sincerely,

Ashok Vemuri

I ☒ Accept    ☐ Decline this offer.

/s/ Brian Webb-Walsh	9/6/16
Signature	Date

Xerox Internal Use Only